Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the 'Registration Statement") of our reports dated January 19, 2001, relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Reports to Shareholders of Equity Income Portfolio, New America Growth Portfolio, Mid-Cap Growth Portfolio, and Personal Strategy Balanced Portfolio (four of the funds comprising T. Rowe Price Equity Series, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.





PricewaterhouseCoopers LLP
Baltimore, Maryland
April 25, 2001